[GRAPHIC OMITTED] LOGO GATEWAY 2000

OPTION AGREEMENT


Optionee
Grant Date
Exercise Price
Option Shares

         Gateway 2000, Inc. hereby grants the Optionee named above a non-qualified stock option under the Company's 1996 Non-Employee Directors Stock Option Plan. The Option allows Optionee to purchase shares of the Company's Common Stock up to the number of shares shown by "Option Shares," above. The Option is effective as of the Grant Date shown above. The Company will deliver to Optionee certificates for shares purchased under the Option upon payment of the Exercise Price, subject to the terms and conditions below.

         1. Definitions. Stylized terms used herein have the following meanings:

                  1.1. "Board" means the Board of Directors of the Company.

                  1.2. "Code" means the Internal Revenue Code of 1986, as amended.

                  1.3. "Committee" means the Compensation Committee of the Board.

                  1.4. "Common Stock" means the Company's Common Stock, par value $.01 per share.

                  1.5. "Company" means Gateway 2000, Inc., a Delaware corporation.

                  1.6. "Disability" means Optionee's permanent inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively Optionee's duties and obligations as a director of the Company or to participate effectively and actively in the management of the Company by the Board.

                  1.7. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  1.8. "Exercise" of the Option means the purchase by Optionee of Option Shares under Section 2.

                  1.9. "Exercise Price" means the Exercise Price shown above, which is the closing price per share of the Common Stock on the NASDAQ National Market on the Grant Date.

                  1.10. "Gateway Companies" means, collectively, the Company and its subsidiaries. Individually, a "Gateway Company" means any of the Company and its subsidiaries.

                  1.11. "Option" means the option to purchase Common Stock granted Optionee by this Agreement.

                  1.12. "Option Shares" means all shares of Common Stock issued or issuable upon Option exercise, as adjusted under Section 8.

                  1.13. "Plan" means the Company's 1996 Non-Employee Directors Stock Option Plan.

                  1.14. "Requirements" has the meaning provided in Section 10.

                  1.15. "Securities Act" means the Securities Act of 1933, as amended.

                  1.16. "Service" means Optionee's service as a director of the Company.

         2. Exercise. Optionee may exercise the Option, in one or more transactions, to the extent that it is vested and has not expired. Optionee exercises the Option by giving (1) written notice to the Company's Corporate Secretary substantially in the form of Exhibit A; together with (2) payment of the Exercise Price multiplied by the number of Option Shares to be purchased. Termination of Service or expiration of the Option cannot reverse any previous, proper Option exercise hereunder.

         3. Vesting. Subject to Section 4, and so long as Optionee is in Service, the Option will vest for 100% of the Option Shares at midnight of the day before the first anniversary date of the Grant Date.

         4. Expiration. When the Option expires, any vested portions become unvested and can no longer be exercised. The Option expires at the earliest to occur of (1) midnight of the day before the tenth anniversary of the Grant Date;
(2) midnight of the day before the third anniversary of any termination of Service for any reason other than death or Disability, if Optionee served for six years or more; (3) midnight of the 90th day after any termination of Service for any reason other than death or Disability, if Optionee did not serve for six years or more; or (4) one year after Optionee ceases service as a director as a result of death or Disability.

         5. Conformity with Plan. The Option and this Agreement are intended to conform to the Plan's provisions. The Plan's provisions will control in the event of any inconsis tency between them and this Agreement.

         6. Withholding of Taxes. The Committee may, as a condition of Option exercise, require payment by Optionee of, or indemnification from Optionee for, any withholding or other tax due upon Option exercise.

         7. Payment. Payments by Optionee required under Sections 2 or 6 may be made either in cash (including certified or cashier's check, or money order) or by delivery of other shares of Common Stock already owned by Optionee for at least six months and to which Optionee has good title, free and clear of all liens and encumbrances.

         8. Adjustments. In the event of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, combination or exchanges of shares, or any other similar change affecting the Common Stock, the Committee, in its sole discretion and to the extent the Option is unexercised, may adjust the Exercise Price and the number and type of Option Shares subject, in each case, to compliance with the Plan and applicable law.

         9. Transferability. The Option is personal to Optionee and is not transferable by Optionee other than (1) by will or the laws of descent and distribution; (2) by gift or other transfer to Optionee's spouse or other immediate relative or to any trust or estate in which Optionee or Optionee's spouse or other immediate relative has a substantial beneficial interest, provided that (a) such transfer is permitted by Rule 16b-3 of the Exchange Act as in effect when such transfer occurs, and (b) there is a Plan provision permitting such transfer in full force and effect with respect to such transfer when such transfer occurs; or (3) pursuant to a qualified domestic relations order (as defined by the Code). Any transfer of the Option or Option Shares in violation of this Agreement is void from inception.

         10. Registration. The Company is not obligated to issue any shares of Common Stock upon Option exercise unless (1) such shares have been registered under the Securities Act or an exemption from such registration is available and otherwise deemed appropriate by the Committee for such issuance; and (2) such issuance is in compliance with applicable law and regulations and the requirements of any stock exchange, quotation service or similar agency on which the Common Stock may then be listed or quoted (such law, regulations and requirements being collectively referred to herein as "Requirements"). The Company has no obligation to so register shares of Common Stock or to so comply with Requirements.

         11. Remedies. Each party is entitled to enforce its rights under this Agreement and to recover damages for breach. The parties agree that money damages may not always be an adequate remedy for breach, and in such event the wronged party may, in its sole discretion, request specific performance and/or injunctive relief (without posting bond or other security) from any court of competent jurisdiction to enforce or prevent any breach of this Agreement.

         12. Miscellaneous. This Agreement is not an offer and is effective only when fully signed. All required notices must be in writing and are deemed given upon delivery if sent with return receipt via a reputable delivery service. Deadline times herein refer to North Sioux City, South Dakota, USA time. No failure or delay to enforce a provision will be deemed a waiver thereof. The invalidity of any provision will not affect the validity of any other provision. Descriptive headings are intended as a convenience and not as operative text. This Agreement is governed by Delaware, USA law with respect to matters of corporate law and governance and by the internal law of South Dakota, USA in all other respects. This Agreement may be signed in counterparts, is the entire and exclusive set of terms and conditions for transactions made under it and binds and benefits the permitted successors and assigns of all parties. This Agreement may only be modified by a writing signed by all parties, unless the modification only enhances Optionee's rights, in which case it can become effective with only the Company's signature.

         13. Optionee Acknowledgment. Optionee agrees, represents and acknowledges that (1) Optionee's exercise of the Option and purchase of Option Shares will be for Optionee's own account or for the account of transferees permitted under Section 9 and not on behalf of any others; (2) certain laws govern and restrict Optionee's right to offer, sell or otherwise dispose of any Option Shares, unless an exemption from such laws is available and otherwise deemed appropriate by the Committee; (3) Optionee will not offer, sell or otherwise dispose of any Option Shares in any way which would cause Optionee or any Gateway Company to violate any Requirement or require any Gateway Company to register such disposition under any Requirement; (4) Optionee may be required upon Option exercise or upon subsequent transfer of Option Shares to furnish representations and undertakings deemed appropriate by the Committee for compliance with Require ments; (5) certificates evidencing Option Shares will bear such legends, if any, deemed appropriate by the Committee for compliance with Requirements; (6) Optionee will not offer, sell or otherwise dispose of any Option Shares in violation of any policy of a Gateway Company; (7) the Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Code; (8) nothing in this Agreement prevents Optionee's removal or change in compensation as a director of the Company in accordance with the Company's Certificate of Incorporation or Bylaws or with applicable law; (9) Optionee only has rights as a stockholder of Option Shares if and to the extent that Optionee exercises the Option and retains ownership of Option Shares; (10) Optionee has received and read a signed original of this Agreement, together with the Plan and the prospectus for the Plan; (11) Optionee, by signing below, accepts the Option; (12) Optionee will be bound by the provisions of this Agreement and the Plan as of the Grant Date; and (13) all transactions hereunder occurred in South Dakota, USA.

         The parties, or their respective, authorized representatives, have signed this Agreement effective as of the Grant Date:

OPTIONEE                              GATEWAY 2000, INC.


Signed:____________________________   By:________________________________
          Optionee Name


Exhibit A

[GRAPHIC OMITTED] LOGO GATEWAY 2000

OPTIONEE NOTICE OF EXERCISE

*  Complete and return to the Corporate Secretary (mail stop 04).

*  Call the Office of the Corporate Secretary (605-232-8868) with any questions.


OPTIONEE NAME:                              Optionee Name
OPTIONEE SOCIAL SECURITY NUMBER:
STOCK OPTION PLAN:                          1996 Non-Employee Directors Stock
GRANT DATE:                                 Option Plan Grant Date
NUMBER OF SHARES FOR EXERCISE:
TOTAL EXERCISE PRICE PAID (ENTER            $
AMOUNT AND CHECK ONE OPTION):               |_| Attached check
                                            |_|  Paid through Company-approved
                                                 financing agent


         By signing this Notice, I agree to the following:

         1. I hereby notify Gateway 2000, Inc. (the "Company") of my intention to exercise the option referenced above for the number of shares shown above (the "Shares") and for the exercise price paid as shown above.

         2. I acknowledge that I have received a prospectus covering the Shares.

         3. I acknowledge that I have read and had ample opportunity to ask questions of Company management regarding all financial and other information provided me regarding the Company.

         4. I agree to accept all financial and other information from the Company that the Company believes necessary to enable me to make an informed investment decision.

         5. I represent to the Company that I am making neither this exercise nor any subsequent sale of the Shares based on information that I know about the Company or which concerns the Company that has not been publicly released for at least three business days.


                            OPTIONEE



                            Signed: ______________________
                            Date: ________________________